Exhibit 99.1

Exicure, Inc. Reports Second Quarter 2022 Financial Results and Corporate Progress
Company advancing SCN9A preclinical discovery program

CHICAGO, IL. — August 15, 2022 — Exicure, Inc. (Nasdaq: XCUR), an early-stage biotechnology company focused on the development of next generation nucleic acid therapies targeting RNA to address both genetic and non-genetic neurological and hair loss disorders, today reported financial results for the quarter ended June 30, 2022 and provided an update on its business strategy and corporate progress.

“Exicure continues to make progress with our preclinical SCN9A program for the treatment of pain with ongoing initial in vivo animal studies to support candidate selection in 2023,” commented Matthias Schroff, Ph.D., Chief Executive Officer of Exicure. “We also continue to advance our partnered programs with Ipsen and AbbVie,” concluded Dr. Schroff.

Corporate Progress

Corporate highlights for the second quarter of 2022 include:

•We advanced the Company’s SCN9A preclinical discovery program. Exicure anticipates results from initial in vivo animal studies by year-end 2022, with the goal of therapeutic candidate selection in the second half of 2023.

•We progressed work with partnered programs towards potential pre-clinical milestones in 2023.

•We actively pursued out-license opportunities for the Company’s clinical asset, cavrotolimod.

•We are continuing to pursue near-term partnering opportunities for pain and other neuroscience programs.

•On June 28, 2022, we filed a Certificate of Amendment to our Amended and Restated Certificate of Incorporation (the “Amendment”) with the Secretary of State of the State of Delaware to effect a one-for-thirty (1-for-30) reverse stock split of our outstanding common stock. The Amendment became effective at 5:00 p.m. Eastern Time on June 29, 2022.
◦At the effective time of the Amendment, every thirty (30) shares of our issued and outstanding common stock were automatically combined and converted into one issued and outstanding share of common stock, without any change in par value per share. No fractional shares of the Company’s common stock was issued to any stockholders in connection with the reverse stock split and holders of record received a cash payment in lieu of fractional shares.
◦Our common stock began trading on The Nasdaq Capital Market on a split-adjusted basis when the market opened on Thursday, June 30, 2022. The new CUSIP number for our common stock following the reverse stock split is 30205M 200.

•On May 18, 2022, we closed the previously announced $5 million private placement transaction priced at market premium.
◦We sold an aggregate of 867,369 shares of the Company’s common stock to certain accredited investors in a private placement in public equity (“PIPE”) financing at a purchase price of $5.81 per share, representing an approximately 45% premium to the 10-day volume weighted-average share price from May 9, 2022.
◦New investor CBI USA, Inc. led the transaction; existing investor, Abingworth LLP, also participated.
◦Net proceeds from the transaction are expected to support the Company’s advancement of its preclinical program, including the development of its SCN9A product candidate, as well as other working capital and general corporate purposes.

Second Quarter 2022 Financial Results

Cash Position: Cash, cash equivalents and short-term investments, and restricted cash were $23.4 million as of June 30, 2022, as compared to $48.3 million as of December 31, 2021. The Company expects that its existing cash and cash equivalents, and short-term investments will enable it to fund its current operations early into the first quarter of 2023.

Revenue: Revenue was $2.5 million for the quarter ended June 30, 2022, reflecting an increase of $2.4 million from revenue of $0.1 million for the quarter ended June 30, 2021. The increase in revenue of $2.4 million is mostly due to the recognition of non-cash revenue of $1.8 million associated with the Company’s collaboration with Ipsen Biopharm Limited, as well as an increase in revenue of $0.6 million associated with the Company’s collaboration with AbbVie Inc.

Research and Development (R&D) Expense: Research and development expenses were $6.7 million for the quarter ended June 30, 2022, as compared to $10.8 million for the quarter ended June 30, 2021. The decrease in R&D expense for the three months ended June 30, 2022 of approximately $4.1 million reflects a reduction in employee headcount and fewer discovery, preclinical, and clinical program activities resulting from the restructuring activities that the Company announced in December 2021.

General and Administrative (G&A) Expense: General and administrative expenses were $3.2 million for the quarter ended June 30, 2022, as compared to $3.1 million for the quarter ended June 30, 2021. The increase in G&A expense of approximately $0.1 million for the three months ended June 30, 2022 was mostly due to higher legal costs and retention award expense for current employees, partially offset by lower compensation and related costs in connection with a lower average headcount during the period resulting from the restructuring activities that were announced in December 2021, as well as lower costs for consulting, investor relations, and board fees.

Net Loss: The Company had a net loss of $7.5 million for the quarter ended June 30, 2022, as compared to a net loss of $14.3 million for the quarter ended June 30, 2021. The decrease in net loss was primarily driven by lower R&D expense and higher non-cash revenue during the period.

Going Concern: Given the Company’s current cash position, operating plans and forecasted negative cash flows from operating activities over the next twelve months, management believes there is substantial doubt regarding the Company’s ability to continue as a going concern within one year after the date that its unaudited condensed consolidated financial statements for the quarter ended June 30, 2022 are issued. The Company will require substantial additional financing to address the Company’s working capital and other financing needs to pursue its business strategy.

About Exicure

Exicure, Inc. is an early-stage biotechnology company developing nucleic acid therapies targeting ribonucleic acid against validated targets to neurological disorders and hair loss. The team includes a diverse scientific group with expertise in nucleic acid chemistry, drug development and neuroscience.

Headquartered in Chicago, Illinois, the Company conducts its discovery and development efforts in-house with a dedicated 30,000 square foot facility, including rapid and automated high throughput nucleic acid synthesis and screening. For further information, see www.exicuretx.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements in this press release other than statements of historical fact may be deemed forward looking including, but not limited to: statements regarding the Company’s current business plans and objectives; the Company’s ability to continue to meet stock exchange listing standards; the use of proceeds of the PIPE; the substantial doubt about the Company’s ability to continue as a going concern; the Company’s requirements for substantial additional financing to address the Company’s working capital and other financing needs; the Company’s anticipated cash runway; the Company’s ability to continue to advance its strategic partnerships and the potential achievement of any clinical trial milestones pursuant to such license and collaboration agreements; the continuation of pre-clinical discovery of potential therapeutic candidates and the ability to develop, and possibly partner, product candidates for the treatment of neurological conditions; the timing and development of the Company’s preclinical pipeline and achievement of expected near- and long-term milestones, including timing of results from initial in vivo animal studies and planned therapeutic candidate selection; the potential advantages and clinical benefit of the Company’s SNA platform and advancement of SCN9A preclinical discovery; the future prospects of the Company, including of the outlicensing of its cavrotolimod program. Words such as “plans,” “expects,” “will,” “anticipates,” “continue,” “advance,” “believes,” “target,” “may,” “intend,” “could,” and other words and terms of similar meaning and expression are intended to identify forward-looking statements, although not all forward-looking statements contain such terms. Forward-looking statements are based on management’s current beliefs and assumptions that are subject to risks and uncertainties and are not guarantees of future performance. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors, including, without limitation: market and other conditions; the Company’s ability to adequately finance its business and seek alternative sources of financing; the risks that the ongoing COVID-19 pandemic may disrupt the Company’s business and/or the global healthcare system (including its supply chain) more severely than it has to date or more severely than anticipated; unexpected costs, charges or expenses that reduce the Company’s capital resources; the unproven approach of the Company’s SNA platform; the Company’s preclinical programs do not advance into clinical or result in approved products on a timely or cost effective basis or at all; the results of early clinical trials are not always being predictive of future results; the cost, timing and results of clinical trials; that many drug candidates do not become approved drugs on a timely or cost effective basis or at all; the ability to enroll patients in clinical trials; possible safety and efficacy concerns; regulatory developments; the ability of the Company to obtain or maintain its existing or future collaborations, licenses or contractual relationships and/or collaborate successfully with strategic partners; regulatory developments; exposure to litigation, including patent litigation, and/or regulatory actions; the ability of the Company to protect its intellectual property rights; the ability of the Company to comply with continued listing standards; and the impact of the completion of the Company’s previously reported internal investigation on the Company’s business and diversion of management time and attention on related issues, including any related investigations or proceedings, shareholder lawsuits, reputational harm, or the possibility that executives or other employees may resign. Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. For a discussion of other risks and uncertainties, and other important factors, any of which could cause the Company’s actual results to differ from those contained in the forward-looking statements, see the section titled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 filed with the Securities and Exchange Commission on March 25, 2022,

as updated by the Company’s subsequent filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and the Company undertakes no duty to update this information or to publicly announce the results of any revisions to any of such statements to reflect future events or developments, except as required by law.

Media Contact:
Karen Sharma
MacDougall
781-235-3060
ksharma@macdougall.bio

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EXICURE, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)

	June 30, 2022	December 31, 2021

ASSETS
Current assets:
Cash and cash equivalents	$21,198	$34,644
Short-term investments	997	4,497
Prepaid expenses and other assets	2,526	4,525
Total current assets	24,721	43,666
Property and equipment, net	3,325	3,927
Right-of-use asset	7,609	7,950
Other noncurrent assets	1,300	9,325
Total assets	$36,955	$64,868
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$—	$6,873
Accounts payable	1,593	3,413
Accrued expenses and other current liabilities	3,308	6,464
Deferred revenue, current	14,755	17,317
Total current liabilities	19,656	34,067
Deferred revenue, noncurrent	9,035	11,509
Lease liability, noncurrent	7,101	7,404
Other noncurrent liabilities	—	656
Total liabilities	$35,792	$53,636

Stockholders’ equity:
Preferred stock, $0.0001 par value per share; 10,000,000 shares authorized, no shares issued and outstanding, June 30, 2022 and December 31, 2021	—	—
Common stock, $0.0001 par value per share; 200,000,000 shares authorized, 4,962,231 issued and outstanding, June 30, 2022; 3,626,073 issued and outstanding, December 31, 2021	—	—
Additional paid-in capital	187,053	181,301
Accumulated other comprehensive loss	(5)	(2)
Accumulated deficit	(185,885)	(170,067)
Total stockholders' equity	1,163	11,232
Total liabilities and stockholders’ equity	$36,955	$64,868

EXICURE, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Revenue:
Collaboration revenue	$2,471	$79	$5,036	$1,076
Total revenue	2,471	79	5,036	1,076
Operating expenses:
Research and development expense	6,749	10,843	13,889	21,105
General and administrative expense	3,205	3,098	6,367	5,990
Total operating expenses	9,954	13,941	20,256	27,095
Operating loss	(7,483)	(13,862)	(15,220)	(26,019)
Other income (expense), net:
Dividend income	16	2	18	3
Interest income	1	43	3	131
Interest expense	—	(450)	(595)	(859)
Other expense, net	(4)	(2)	(24)	(2)
Total other income (expense), net	13	(407)	(598)	(727)
Net loss before provision for income taxes	(7,470)	(14,269)	(15,818)	(26,746)
Provision for income taxes	—	—	—	—
Net loss	$(7,470)	$(14,269)	$(15,818)	$(26,746)

Basic and diluted loss per common share	$(1.66)	$(4.86)	$(3.71)	$(9.12)
Weighted-average basic and diluted common shares outstanding	4,503,983	2,934,770	4,268,955	2,931,607